UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 8, 2012

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, Molycorp, Inc. (the “Company”) and Molibdenos y Metales S.A. (“Molymet”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell Molymet 12.5 million shares of the Company’s common stock (the “Transaction”).  Pursuant to the terms of the Purchase Agreement, the Company also agreed to increase the size of its Board of Directors (the “Board”) and Molymet was given the right, subject to certain conditions, to nominate a member of the Board to serve as a Class II director of the Company.

In connection with the closing of the Transaction, on March 8, 2012, the Board increased the overall number of directors from eight to nine and the number of Class II directors from two to three.  Effective as of the closing of the Transaction, which occurred on March 8, 2012, the Board elected John Graell, the Executive Chairman of Molymet, as a Class II director of the Company pursuant to the terms of the Purchase Agreement.

Mr. Graell is not a party to any acquisition described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.  Mr. Graell is eligible to receive the same director compensation that the other non-employee directors of the Board receive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Andrea G. Leider
		Name:	Andrea G. Leider
		Title:	Senior Counsel and Corporate Secretary

Date: March 8, 2012